EXHIBIT 99.1
BRAEMAR HOTELS & RESORTS
First Quarter 2023 Conference Call
May 3, 2023
10 a.m. CT

Introductory Comments – Jordan Jennings
Good morning and welcome to today’s call to review results for Braemar Hotels & Resorts for the first quarter of 2023 and to update you on recent developments. On the call today will be: Richard Stockton, President and Chief Executive Officer; Deric Eubanks, Chief Financial Officer; and Chris Nixon, Executive Vice President and Head of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday in a press release.
At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the federal securities regulations. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them. Statements made during this call do not constitute an offer to sell or a solicitation of an offer to buy any securities. Securities will be offered only by means of a registration statement and prospectus which can be found at www.sec.gov.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 2, 2023 and may also be accessed through the Company’s website at www.bhrreit.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter ended March 31, 2023 with the first quarter ended March 31, 2022.
I will now turn the call over to Richard Stockton. Please go ahead Richard.
Introduction – Richard Stockton
Good morning, and welcome to our 2023 first quarter earnings conference call. I will begin by providing an overview of our business and an update on our portfolio. Then, Deric will provide a review of our financial results, and Chris will provide an update on our asset management activity. Afterwards, we will open the call for Q&A.
We have a few key themes for today’s call:
1.First, we’re pleased with the continued momentum of our urban hotels which achieved strong growth again this quarter with Comparable Hotel EBITDA growth of $9.2 million in the first quarter over the prior year quarter,

2.Second, during the first quarter we concluded the capital raising for our non-traded preferred stock offering. As we’ve said, the offering has enhanced our capital position and allowed us to go on offense during an attractive time in the cycle,
3.Third, we’re pleased to note that the three hotels we have acquired this cycle are performing very well and have exceeded our original underwriting,
4.Fourth, we continue to diligently execute and work through our refinancing program for 2023 and
5.Finally, we’ve said this before and it's worth repeating… Braemar’s management team has been through many economic cycles. We are delivering against our long-term strategy and remain well positioned to capitalize on appropriate growth opportunities.
Turning to our quarterly results, I’m pleased to report that Braemar delivered solid first quarter results despite a volatile macroeconomic environment. Our first quarter 2023 Comparable Hotel EBITDA of $72.8 million was driven by the continued strong performance at our resort properties and, as we’ve outlined on prior calls, the continued momentum and strong growth from our urban hotels. Also, looking at RevPAR for all hotels in the portfolio, RevPAR increased approximately 8% for the first quarter of 2023 compared to the first quarter of 2022.
Taking a closer look at our best-in-class luxury portfolio, many of our hotels are well-situated in attractive, high barrier to entry leisure markets. Ten of our 16 hotels are considered resort destinations and they remain extremely well-positioned to benefit from persistent leisure demand. For the quarter, we are very pleased to report that our luxury resort portfolio continues to outperform and delivered a combined Hotel EBITDA of $64 million to start 2023.
With respect to our urban assets, our first quarter performance was solid and exhibited strong growth for the eighth consecutive quarter. In fact, we generated $9 million of Comparable Hotel EBITDA and all six urban properties posted positive Hotel EBITDA. We are very encouraged by the continued momentum and ramp up of our urban hotels as demand quickly returns to our cities. This return continues to be driven by corporate transient, with recent strength in corporate group demand. Overall, our urban portfolio is in solid shape and, as demonstrated by our first quarter performance, we continue to believe our urban hotels will help drive the next phase of growth for our portfolio.
Next, we remain very excited about our recent acquisition of the Four Seasons Resort Scottsdale at Troon North, which has exceeded our expectations and delivered RevPAR growth of 25% over the prior year period. As you may recall, the 210-room luxury resort was acquired in early December 2022 with cash on hand and no common equity was issued to fund the acquisition. Strategically, as demonstrated by its first quarter performance, it’s a great addition to our portfolio and fits perfectly with our strategy of owning high RevPAR luxury hotels and resorts.
The Four Seasons Scottsdale delivered RevPAR of $749 based on 53% occupancy and an ADR of $1,403.
Our other acquisition from last year, the Ritz-Carlton Reserve Dorado Beach, also continues to perform very well. For the quarter, The Ritz-Carlton Reserve Dorado Beach delivered RevPAR of $1,753 based on 56% occupancy and an outstanding ADR of $3,115.
Over the trailing twelve months, the Ritz-Carlton Reserve Dorado Beach has achieved an 8.6% yield on cost, while the Four Seasons Scottsdale achieved a 7.4% yield on cost. I’m pleased to note that these luxury assets have significantly outpaced our underwriting and, looking ahead to the balance of the year, we remain very excited about the prospects for these properties.
Looking at our capital position, Braemar’s balance sheet remains in good shape, and we continue to emphasize balance sheet flexibility. Toward this end, during the first quarter, we worked through our 2023 refinancing program to further enhance our attractive maturity schedule. In April, we finalized extensions of the mortgage loans for The Ritz-Carlton Sarasota and Hotel Yountville. Both loans were extended beyond their original maturity for an additional 6 months with one additional 6-month extension also available. We’re also working with our lender on a refinancing of the mortgage loan secured by the Bardessono Hotel & Spa, which has a final maturity in August 2023. This is a very low leverage loan, and we don’t anticipate any challenges with extending or refinancing it.
Next, on the investor relations front, we continue to be active in meeting with investors to communicate our strategy and highlight the attractiveness of an investment in Braemar. We plan to continue to get out on the road, attending investor conferences and 1x1 meetings, and we also hope to see some of you at NAREIT in June.
Looking ahead 2023 is off to a solid start and we are encouraged that our group pace is up 28% year over year. Our unique portfolio, which is focused on the luxury segment and with properties in both resort and urban markets, puts us on solid footing to perform well in both the near term and the long term as leisure demand remains strong and business and group travel continue to accelerate. We have the highest quality hotel portfolio in the public markets and we remain well positioned, with what we believe is a solid liquidity position and balance sheet with attractive debt financing in place.
I will now turn the call over to Deric to take you through our financials in more detail.
Financial Review – Deric Eubanks
Thanks, Richard.
For the quarter, we reported net income attributable to common stockholders of $3.2 million or $0.05 per diluted share and AFFO per diluted share of $0.44.
Adjusted EBITDAre for the quarter was $66.1 million, which reflected a growth rate of 34% over the prior year quarter.
At quarter end, we had total assets of $2.4 billion. We had $1.3 billion of loans, of which $49 million related to our joint venture partner’s share of the loan on the Capital Hilton and Hilton La Jolla Torrey Pines. Our total combined loans had a blended average interest rate of 6.3% taking into account in-the-money interest rate caps. Based on the current levels of LIBOR and SOFR and our corresponding interest rate caps, approximately 74% of the Company’s debt is effectively fixed and approximately 26% is effectively floating. As of the end of the first quarter, we had approximately 37.1% net debt to gross assets.
We ended the quarter with cash and cash equivalents of $281.5 million and restricted cash of $63.1 million. The vast majority of that restricted cash is comprised of lender and manager-held reserve accounts. At the end of the quarter, we also had $19.1 million in due from third-party hotel managers. This primarily represents cash held by one of our brand managers, which is also available to fund hotel operating costs.

With regard to dividends, in December we announced a significant increase in the Company’s quarterly common stock dividend to $0.05 per share or $0.20 per diluted share on an annualized basis. This equates to an annual yield of approximately 5.3% based on yesterday’s stock price. The Board also approved the company’s dividend policy for 2023. The company expects to pay a quarterly cash dividend of $0.05 per share for 2023 or $0.20 per share on an annualized basis.
Reflecting a strong conviction in Braemar’s strategy and our commitment to create long-term shareholder value, in December we also announced a stock repurchase program of up to $25 million. During the first quarter, we completed this $25 million buyback program and acquired 5.4 million shares at an average price of $4.60 per share.
On the capital markets front, subsequent to quarter end, we finalized an extension of our $98.0 million mortgage loan for the 276-room Ritz-Carlton Sarasota. The loan was extended beyond its original maturity in April 2023 for an additional 6 months with one additional 6-month extension available. As extended, The Ritz-Carlton Sarasota loan has a rate of SOFR + 2.65% that will reset to SOFR + 3.50% on June 1, 2023. In conjunction with this extension, the Company purchased a SOFR interest rate cap at a strike of 5.25% with an expiration date of October 4, 2023. We also finalized an extension of our $51.0 million mortgage loan for the 80-room Hotel Yountville. The loan was extended beyond its original maturity in May 2023 for an additional 6 months with one additional 6-month extension available. As extended, the Hotel Yountville loan has a rate of SOFR + 2.55% that will reset to SOFR + 3.50% on July 1, 2023. In conjunction with this extension, we purchased a SOFR interest rate cap at a strike of 5.25% with an expiration date of November 10, 2023.
As of March 31, 2023, our portfolio consisted of 16 hotels with 3,957 net rooms.
Our share count currently stands at 72.8 million fully diluted shares outstanding, which is comprised of 66.0 million shares of common stock and 6.9 million OP units.
This concludes our financial review. I’d now like to turn it over to Chris to discuss our asset management activities for the quarter.
Asset Management – Chris Nixon
Thank you, Deric.
For the quarter, Comparable RevPAR for our portfolio increased 8% over the prior year quarter to $369. This RevPAR result is approximately 27% higher than the national average for the Luxury chain scale and reflects the high-quality nature of our portfolio. I would like to spend some time highlighting how our team has capitalized on the urban recovery, built a foundation around group demand, and implemented successful initiatives at our newly acquired hotels.
Our urban assets continue to benefit from the acceleration of demand into their markets. For our urban assets, Comparable Hotel Total Revenue in the first quarter surpassed the prior year’s first quarter by 62%. This increase was led by our largest hotel, the Capital Hilton, which reported Comparable RevPAR growth of 126% over the prior year quarter. This achievement is noteworthy for a couple of reasons: one, the hotel was under a transformative guestroom renovation throughout most of the first quarter; and two, the hotel exceeded the market RevPAR growth of 73%. We attribute this success to our partnership with Premier who is handling the renovation, and the successful implementation of their Stealth Renovation Program which minimizes displacement; and

our overall revenue optimization strategy, which identified softness in the market and proactively focused on building a foundation of group business.
That emphasis to develop a foundation of group business at our hotels, as well as the return of major events and conferences, propelled our group room revenue for the first quarter ahead of the prior year’s first quarter by 57%. Comparable group room rate is up 8% relative to the prior year’s first quarter. We also saw excellent signs from our group booking volume in the first quarter, where revenue placed on the books for all future dates was up approximately 16% relative to the prior year’s first quarter. Our group pickup, which is defined as group room revenue booked during the quarter for stays within that same quarter, was strong. At the beginning of the quarter, we had approximately $18.5 million in group room revenue on the books and ended with approximately $26.0 million. That is a 41% increase in total group room revenue for that quarter based on stays booked within that same quarter. In comparison, the pickup last year was only 6%. While we are excited about the progress we are seeing in long-term group bookings, we plan to utilize our leverage through the current short-term booking environment to maximize our pricing strategy.
All of these efforts, and more, have contributed to the overall success of the portfolio during the first quarter in 2023. It is worth noting just how successful the first quarter was in terms of hotel performance, with four of our hotels setting all-time first quarter records in Hotel EBITDA, including our two most recent acquisitions: The Ritz-Carlton Reserve Dorado Beach and the Four Seasons Scottsdale. During the acquisition process, our team created detailed takeover plans for each hotel, including strategic opportunities to improve both top and bottom line. For The Ritz-Carlton Reserve Dorado Beach, our team focused on items that would move the needle immediately, including: increasing pricing at our F&B outlets, optimizing the cabana rental program, enhancing our digital marketing efforts and implementing an ancillary sales and upsell program. Our Four Seasons in Scottsdale experienced similar successful initiatives, as well as benefited from a demand surge through Super Bowl weekend, which resulted in more than $3.2 million of Room Revenue over a four-day period. That is a 427% increase year-over-year in Room Revenue for that period.
Moving on to capital investment, we have invested heavily in our portfolio over the last several years to enhance our competitive advantage. These investments uniquely position our portfolio to benefit from the pent-up demand that we are currently seeing in our markets. As previously mentioned, we are currently renovating the guestrooms at the Capital Hilton. Later this year we plan to start guestroom renovations at the Bardessono Hotel and Spa, Hotel Yountville, and The Ritz-Carlton Lake Tahoe. We also plan to begin renovating the meeting space at Park Hyatt Beaver Creek, the spa areas at The Ritz-Carlton Sarasota and The Ritz-Carlton Lake Tahoe, as well as adding a lobby retail outlet at The Ritz-Carlton Lake Tahoe. For 2023, we anticipate spending between $70 - $80 million on capital expenditures.
I would like to finish by emphasizing how optimistic we are about the future of this portfolio. As I mentioned earlier, our urban assets are experiencing strong demand, group business continues to show immense growth, and a number of our assets continue to break Comparable Hotel EBITDA records. We are already launching new initiatives to enhance our portfolio. Some of these include transformative full property renovations; developing underutilized land; and key additions, such as the recent acquisition of three keys at the Park Hyatt Beaver Creek in January 2023. With these new initiatives underway, we are confident that the portfolio will continue to outperform.

Richard Stockton
Thank you, Chris.
In summary, we continue to be pleased with the trends we are seeing at our hotels driven by strong leisure demand at our luxury resort properties and the continued recovery of our urban properties. We see a clear path for continued strength in our future financial results. We are very well positioned moving forward, with a solid balance sheet and the highest quality portfolio in the publicly traded hotel REIT market. We look forward to updating you on our progress in the quarters ahead.
This concludes our prepared remarks, and we will now open the call up for Q&A.
<Q&A>
Richard Stockton
Thank you for joining us on our first quarter earnings call. We look forward to speaking with you again on our next call and hope to see many of you at the NAREIT conference in New York in June.